Exhibit 10.19

AMENDMENT TO SUPPLEMENTAL INCOME RETIREMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is entered into this 1st day of January, 2000, by and between The PBSJ Corporation and Subsidiaries, Florida corporations with principal offices in Miami, Florida (collectively referred to herein as the “Corporation”), and TODD J. KENNER , a resident of the State of Nevada, hereinafter referred to as the “Employee”).

RECITALS

A. The Corporation and the Employee entered into a Supplemental Income Retirement Agreement (the “Agreement”) dated August 23, 1996, which Agreement dealt with the employment of the Employee for a specified period and the payment to Employee of a Supplemental Income Retirement benefit.

WHEREAS, the parties hereto desire to amend the Agreement to reflect the current and revised understanding of the parties with respect to certain rights, obligations and benefits of the parties under the Agreement.

WHEREAS, the Board of Directors of the Corporation has approved the Supplemental Income Plan (the “Plan”), the purpose of which is to provide supplemental income retirement benefits to key employees of the Corporation; and

WHEREAS, the Board of Directors of the Corporation has determined, in its sole discretion, that the Employee satisfies the eligibility requirements for participation in the Plan at the Benefit Level set forth below.

NOW, THEREFORE, pursuant to Section 8.10 of the Plan, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Eligibility for Benefits.

(a) Full Benefit. The Employee shall be eligible to receive a Full Benefit, as defined in Section 5.1 of the Plan, provided that the Employee (i) is at least 56 years old and has participated in the Plan for at least ten (10) years, and (ii) remains in the active and continuous employ of the Corporation until he is at least 56 years old. Plan participation begins with the effective date of the original Agreement. The Employee shall commence to receive his Full Benefit on the “Benefit Commencement Date” as defined in the Plan.

(b) Disability Benefit. In the event that the Employee is ineligible to receive a Full Benefit, he shall be eligible to receive a Disability Benefit equal to his Normal Benefit if he shall become disabled (as such term is defined in Section 4.2 of the Plan) after completing at least five (5) years of participation in the Plan. The Employee shall commence to receive his Disability Benefit at such time as the Employee (i) is 65 years of age; and (ii) would have been in the Plan for ten (10) years but for the disability (the “Disability Benefit Commencement Date”).

(c) Death Benefit. If the Employee dies prior to becoming eligible to receive a Full Benefit, the Employee’s designated beneficiary shall be entitled to receive an annual Death Benefit of $20,000, payable for a period of ten (10) years; provided, however, that in order to be eligible for a Death Benefit, the Employee must have participated in the Plan for at least six (6) months prior to the date of the Employee’s death.

2. Benefit Level. The intent of the Agreement and Amendment is to create an annual supplemental income retirement benefit at the Level 3 Executive level in the amount of $50,000.00 all as defined in Article V and VI of the Plan.

3. Amount of Benefit. In addition to the Restricted Stock benefit contained in the original Agreement dated August 23, 1996, the employee will receive an additional annual Normal Benefit amount of FIFTEEN THOUSAND DOLLARS ($ 15,000.00), payable commencing on the Full Benefit Commencement Date for a period of ten (10) years. The Corporation shall withhold applicable federal, state and local taxes from amounts due pursuant to the payment of any Benefit hereunder to the extent such withholding is required by reason of such laws.

4. Confidentiality. The Employee agrees that, during the period of his employment and thereafter, the Employee shall not, to the detriment of the Corporation, knowingly disclose or reveal to any unauthorized person any confidential or proprietary information relating to the Corporation, its subsidiaries or its affiliates. If the Employee reveals to any third party any trade secrets or financial or other confidential or proprietary information concerning the Corporation, the Employee’s entire or remaining Benefit payments, as the case may be, shall be forfeited.

5. Noncompetition. The Employee agrees that during the first year after termination of employment with the Corporation, the Employee shall not solicit professional work, directly or indirectly, either as an individual for the Employee’s own account, or as a partner or joint venture, or as an employee or agent for any person or as an officer, director, or shareholder of any business entity or otherwise, in the fields of engineering, architecture, planning, landscape architecture, land surveying and management/administration from any client of the Corporation on projects which have been or are currently being serviced by the Corporation. If the Employee should violate this Section 4, the Employee’s entire or remaining Benefit payments, as the case may be, shall be forfeited.

The Employee acknowledges that services under the Agreement and Amendment are of a special, unique, unusual, extraordinary, and intellectual character, and that a breach by the Employee of Sections 3 and 4 could cause the Corporation irreparable injury and damage and would therefore cause a breach of the Agreement and Amendment.

6. Reasons for Forfeiture. The Corporation shall stop payments to the Employee hereunder if the Employee is involved in fraud, or if the Corporation determines that the Employee has been grossly negligent or has been engaged in willful misconduct in the course of his employment. Nothing contained in the Agreement and Amendment shall in any way be construed to limit or otherwise waive the legal or equitable rights or remedies of the Corporation to recoup monies paid hereunder to the Employee if the Corporation determines that it is entitled to such recoupment.

7. Assignment. Neither the Employee nor any designated beneficiary, nor any other payee under the Agreement and Amendment, shall have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any Benefit payable hereunder, nor shall any Benefit payable be subject to seizure for the payment of any debts or judgments of the Employee or any payee or be transferable by the Employee or any payee by operation of law in the event of such person’s bankruptcy, insolvency or otherwise.

8. Employment Rights. The Agreement and Amendment, and the Plan, shall not be deemed to create a contract of employment between the Corporation and the Employee, and shall create no right for the Employee to continue in the Corporation’s employ for any specific period of time, or to create any other rights in the Employee or obligations on the part of the Corporation, except as are set forth herein or in the Plan, nor shall the Agreement, Amendment or the Plan restrict the right of the Corporation to discharge or terminate the Employee.

9. Termination of the Plan. The Employee acknowledges and agrees that The PBSJ Corporation, through its Board of Directors, has the right to amend, alter, modify or revoke the Plan for all participating employees at any time, without the approval of the shareholders of The PBSJ Corporation, except as specifically set forth in Section 8.7 of the Plan.

10. Participation in Other Employee Benefit Plans. Any retirement or disability compensation payable under the Agreement and Amendment shall not be deemed salary or other compensation to the Employee for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of the Corporation for the benefit of its employees. Nothing contained herein shall in any manner modify, impair or affect the existing or future right or interest of the Employee to receive any employee benefits to which he would otherwise be entitled, or as a participant in any future incentive profit-sharing or bonus plan, stock option plan or pension plan of the Corporation, applicable generally to salaried employees. The rights and interests of the Employee to any employee benefits or as a participant or beneficiary in or under any or all such plans shall continue in full force and effect unimpaired, and the Employee shall have the right at any time hereafter to become a participant or beneficiary under or pursuant to any and all such plans.

11. Arbitration. Any controversy or claim arising out of or relating to the Agreement or Amendment, or the breach thereof, which has been processed through the claims procedure set forth in Article VII of the Plan, shall be settled by arbitration conducted by and in accordance with the rules then in existence of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12. Governing Law. The Agreement and Amendment shall be construed in accordance with and governed by the laws of the State of Florida (without regard to the conflicts of laws thereof). All lawsuits and other proceedings related to the Agreement and Amendment or the transactions herein described shall be commenced and held in Dade County, Florida and the Employee waives all rights to object to the laying of venue in such jurisdiction. In the event of any litigation or arbitration arising by virtue of the Agreement and Amendment, the prevailing party shall be entitled to an award of all court costs, litigation and arbitration expenses and attorneys’ fees at both trial and appellate levels.

13. Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of the Agreement and Amendment shall be in writing and shall be deemed to have been delivered and given for all purposes, if delivered personally to the party or to an officer of the party to whom the same is directed, or, whether or not the same is actually received, if sent by registered or certified mail, postage and charges prepaid, properly addressed to the addressee’s last known address.

14. Integrated Agreement. Except as expressly provided herein, the Agreement shall remain in full force and effect without any modification or waiver of any provision thereof. The Agreement, this Amendment, and the Plan, constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.

15. No Oral Modification. No modification or waiver of the Agreement and Amendment or any part hereof shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith. No waiver of any breach or condition of the Agreement and Amendment shall be deemed to be a waiver of any breach or condition of the Agreement and Amendment or of any other subsequent breach or condition, whether of like or different nature.

16. Binding Effect. The Agreement and Amendment is binding upon and shall inure to the benefit of the Corporation, its representatives, successors and assigns, and to the Employee, heirs and personal representatives and his designated beneficiaries. The Corporation and the Employee agree to execute any instruments and to perform any acts that are or may become necessary to effectuate the Agreement and Amendment and to fulfill its terms.

17. Paragraph Captions. Paragraph and other captions contained in the Agreement and Amendment are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement and Amendment or any provision hereof.

IN WITNESS WHEREOF, the respective Corporation has caused this Amendment to be executed by its duly authorized officer and the Employee has hereunto set his hand and seal as of the date first above written.

ATTEST:		POST, BUCKLEY, SCHUH & JERNIGAN, INC.

By	/s/ W. Scott DeLoach	By	/s/ Richard A. Wickett
	W. Scott DeLoach Assistant Secretary	Its	Sr. Executive VP

ATTEST:		THE PBSJ CORPORATION

By	/s/ Becky S. Schaffer	By	/s/ John B. Zumwalt, III
	Becky S. Schaffer Assistant Secretary	Its	President

WITNESS:		EMPLOYEE:

		By	/s/ Todd J. Kenner
TODD J. KENNER

EXHIBIT A

In the event of my death, I hereby designate Sally Kenner (name) wife (relation) to receive the deferred compensation payments provided for in the foregoing Agreement. In the event that said beneficiary does not survive me, the payments shall be made to The Kenner Family Trust (name) __________________ (relation). In the event neither beneficiary designated above shall survive me or if neither beneficiary designated above can be located, all benefits to which I may from time to time be entitled shall be payable to my estate.

EMPLOYEE

/s/ Todd J. Kenner
TODD J. KENNER

Witness

Witness

3/29/00

Date